Exhibit 99.1

Canterbury Park Holding Corporation Reports Financial Results for the Second Quarter of 2006

     SHAKOPEE, Minn.--(BUSINESS WIRE)--Aug. 11, 2006--Canterbury Park Holding Corporation (AMEX:ECP) today announced results for the second quarter and six months ended June 30, 2006.
     The Company earned net income of $345,358 on revenues of $14,912,645 for the three months ended June 30, 2006, compared to net income of $454,149 on revenues of $14,906,919 for the same period in 2005. Diluted earnings per share for the second quarter of 2006 were $.08 compared to $.11 for the second quarter of 2005. Further results for the first six months of 2006 are presented in the accompanying table.
     Revenues for the second quarter of $14.9 million increased less than 1% when compared to revenues in the second quarter ended June 30, 2005. This slight increase is primarily due to an increase in Concessions revenues of 2.3%, offset by a decrease in Card Club revenues of 1%, and virtually unchanged Pari-mutuel revenues. Operating expenses however increased approximately $375,000 or 2.7% in the three months ended June 30, 2006 compared to the second quarter last year. The increase was primarily attributable to the following factors: an increase in salaries and benefits due to the $1 per hour increase to the minimum wage mandated by the State of Minnesota in August 2005, and the implementation of SFAS 123R accounting for stock compensation expense; and an increase in purse expense from simulcast wagering.
     "The flat revenues for the quarter were below our expectations," stated Randy Sampson, Canterbury Park's President, "and we are particularly disappointed to see a slight decrease in Card Club revenues compared to the second quarter of 2005. This decline was primarily due to increased competition for poker from Native American casinos in Minnesota, bar tournaments and the Internet. To address this decline, we are increasing our promotions, tournaments and player reward program to make Canterbury Park the most attractive alternative when customers in our market want to play cards. On the Pari-mutuel side, we were encouraged that the slight decrease in on-track live racing handle, due primarily to weather cancellations and delays, was offset by a slight increase in on-track simulcast handle and a significant increase in out-of-state handle on our live product. Although our weather problems have continued in July with excessive heat, we are optimistic that the live meet, which ends on Labor Day, will finish with an increase in total wagering handle."
     In May, the 2006 session of the Minnesota Legislature adjourned without taking action on the Company's proposed "Racino" legislation, which would have authorized electronic gaming devices to be operated by the Minnesota Lottery at the Racetrack. "We are disappointed with the results of the 2006 legislative session," stated Mr. Sampson. "However, as public opinion surveys consistently show that Minnesotans overwhelmingly support the Racino proposal, we intend to renew our efforts to gain approval of our Racino bill in the Minnesota Legislature when next biannual session begins in January 2007."
     In recognition of the Company's sound financial position, on June 1, 2006 the Canterbury Park Board of Directors declared a special cash dividend of $.25 per share of common stock, which was paid to shareholders on July 14, 2006.

     About Canterbury Park:

     Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota's only pari-mutuel horse racing facility. The Company's 69-day live race meet began on May 6th and ends September 4, 2006. In addition, the Company is authorized under Minnesota law to host "unbanked" card games. Canterbury Park's Card Club operates 24 hours a day, seven days a week, with 34 poker tables, and 16 tables offering a variety of card games. The Company also conducts year-round wagering of simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company please visit us at www.canterburypark.com.

     Cautionary Statement: From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Company may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words "believes," "expects," "anticipates," "intends" or similar expressions. Shareholders and the investing public should understand that such forward-looking information and statements are subject to risks and uncertainties which could cause actual performance, activities or plans to differ significantly from those presented in the forward-looking statements. Such risks and uncertainties include, but are not limited to: material fluctuations in attendance at the Racetrack, material changes in the level of wagering by patrons, decline in interest in the unbanked card games offered at the Card Club, competition from other venues offering unbanked card games, legislative and regulatory changes subsequent to 2006, the impact of wagering products and technologies introduced by competitors; increases in the percentage of revenues allocated for purse fund payments; higher than expected increases in compensation and employee benefit costs; a decline in the general level of interest in gaming products as a form of entertainment; higher than expected expense related to new marketing initiatives; and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. For such forward-looking information and statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws.


                 CANTERBURY PARK HOLDING CORPORATION'S
                 -------------------------------------
                     SUMMARY OF OPERATING RESULTS
                     ----------------------------

               Three Months  Three Months   Six Months    Six Months
                  Ended          Ended         Ended         Ended
              June 30, 2006  June 30, 2005 June 30, 2006 June 30, 2005
              --------------------------------------------------------

Operating
 Revenues       $14,912,645   $14,906,919   $27,067,412   $26,629,474

Operating
 Expenses       $14,375,025   $14,000,302   $24,543,729   $23,795,677

Income from
 Operations        $537,620      $906,617    $2,523,683    $2,833,797

Non-Operating
 Income             $66,247       $24,830      $119,331       $42,198

Income Tax
 Expense          ($258,509)    ($477,298)  ($1,135,009)  ($1,341,418)

Net Income         $345,358      $454,149    $1,508,005    $1,534,577

Basic Net
 Income Per
 Common Share         $0.08         $0.12         $0.38         $0.40

Diluted Net
 Income Per
 Common Share         $0.08         $0.11         $0.33         $0.37
              --------------------------------------------------------


     CONTACT: Canterbury Park Holding Corporation
              Randy Sampson, 952-445-7223